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                                                                   EXHIBIT 10.43

                                SUPPLY AGREEMENT

     THIS AGREEMENT is entered into this 11 day of December, 2000, by and between Natrol, Inc., a Delaware corporation with its principal place of business in Chatsworth, California (herein referred to as "Natrol") and Amarillo Biosciences, Inc., a Texas corporation with its principal place of business in Amarillo, Texas (herein referred to as "Amarillo").

     WHEREAS, Amarillo has entered into an agreement with Hayashibara Biochemical Laboratories, Inc. and Hayashibara Shoji, Inc. (collectively referred to as "Hayashibara") whereby Amarillo has been granted the exclusive right to purchase, distribute and sell worldwide except Japan, nutraceutical and health-care products for human consumption containing anhydrous crystalline maltose as the primary ingredient to relieve dry mouth;

     WHEREAS, such anhydrous crystalline maltose is the subject of U.S. Patent No. 4,816,445 which was assigned to Hayashibara by the inventors;

     WHEREAS, Amarillo desires to sell anhydrous crystalline maltose (hereinafter referred to by its tradename "SALIVE(TM)") exclusively to Natrol; and

     WHEREAS, Amarillo and Natrol desire to establish terms by which Amarillo will supply SALIVE(TM) for incorporation into products to be sold in the United States of America, U.S. owned territories, and Canada exclusively to Natrol.

     NOW THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto mutually agree as follows:

     1.   AGREEMENT TO SUPPLY

     1.1. Exclusive Dealing. Amarillo shall supply SALIVE(TM) manufactured by Hayashibara, for incorporation into products to be sold in the United States of America, U.S. owned territories, and Canada, exclusively to Natrol during the term of this Agreement and any subsequent renewal. SALIVE(TM) purchased and sold under this Agreement shall conform to the specifications set forth in Exhibit A (as such specifications may be revised or amended from time to time by agreement of all parties).

     1.2 Limited Grant of Continued Sales. Amarillo may continue to sell, in the United States, U.S. owned territories, and Canada, products containing SALIVE(TM) until notified by Natrol that Natrol is prepared to commence the sale and marketing of its SALIVE(TM) product(s). Upon receipt of such notice, Amarillo will cease all sales of SALIVE(TM)-containing products and shall provide Natrol with all pertinent sales information including the names and address of all persons and/or businesses that have purchased SALIVE(TM)-containing products in the United States, U.S. owned territories, and Canada.


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     1.3  Notice of Requirements. Commencing January 1, 2001 and continuing each quarter ninety (90) days thereafter, Natrol shall inform Amarillo of its estimated requirements for SALIVE(TM) for such quarter and for the year commencing on the first day of such quarter.

     2.   PRICE, DELIVERY AND PAYMENT TERMS

     2.1. Price. A. So long as Natrol meets the minimum purchase requirements set forth in Paragraph 3 of this Agreement, the price to be paid by Natrol for SALIVE(TM) shall be **** dollars ($****) per kilogram, FCA, Kobe, Japan. The term "FCA" shall have the meaning ascribed thereto in INCOTERMS 1990 as published by the International Chamber of Commerce, Paris, France.

          B. In the event Natrol's purchases of SALIVE(TM) exceed Ten Thousand (10,000) kilograms in any given year, the price for each additional kilogram purchased during that same given year, shall be **** dollars ($****).

     2.2. Delivery. All orders for SALIVE(TM)shall be delivered to Natrol's designated carrier in Kobe, Japan within twenty-one (21) days from the date on which Amarillo receives a purchase order.

     2.3. Payment. Natrol shall remit to Amarillo full payment for each order of SALIVE(TM)within thirty (30) days from the date Natrol receives
SALIVE(TM)pursuant to a valid purchase order.

     3.   MINIMUM PURCHASE REQUIREMENTS

     3.1. Natrol shall purchase from Amarillo at least the following amounts of SALIVE(TM):

          A. Four thousand (4,000) kilograms within one year of the date of this Agreement. The purchase of these four thousand (4,000) kilograms shall be made as follows:

               i. Fifteen hundred (1,500) kilograms during the first quarter of this Agreement. Within fourteen (14) days of the effective date of this Agreement a purchase order shall be sent by Natrol for four hundred and eighty (480) kilograms of SALIVE(TM). Such amount shall be applied toward Natrol's first quarter purchase requirements.

               ii. Fifteen hundred (1,500) kilograms during the second quarter of this Agreement.

               iii. One thousand (1,000) kilograms during the third quarter.

          B. Six thousand (6,000) kilograms during the second year following the effective date of this Agreement.

          C. Eight thousand (8,000) kilograms during the third year following the effective date of this Agreement and for each succeeding year during the term of this Agreement.


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     3.2. Within thirty (30) days from the end of any term designated in
Paragraphs A, B, and C, hereof, Amarillo shall notify Natrol of the amount by which it has failed to purchase the required minimum amount. Natrol shall have thirty (30) days from the date of receipt of such notification to send to Amarillo a non-cancelable purchase order for immediate delivery in at least the amount necessary to equal the required minimum amount. If Natrol fails to correct such default within thirty (30) days, it shall immediately cease being the exclusive purchaser of SALIVE(TM) and shall commence acting as a non-exclusive purchaser for such product. This is the sole remedy of Amarillo for any alleged failure on the part of Natrol to promote, market, sell or purchase SALIVE(TM) under this Agreement. Furthermore, if Natrol ceases to be the exclusive purchaser of SALIVE(TM) the provisions of Paragraph 2.1 shall terminate and Amarillo may establish any price it deems appropriate for SALIVE(TM). However, the price charged to Natrol for SALIVE(TM) shall not be higher than the price charged to any other person for similar quantities of SALIVE(TM) in the United States, U.S. owned territories, or Canada.

     4.   REPRESENTATIONS OF AMARILLO

     4.1. Specifications. Amarillo represents and warrants that the SALIVE(TM)supplied to Natrol under this Agreement shall comply with the specifications set forth in Exhibit A.

     4.2. Good Manufacturing Practices. Amarillo represents and warrants that all SALIVE(TM) supplied to Natrol shall comply with Good Manufacturing Practices established by the United States Food and Drug Administration (hereinafter "FDA") which are or may become applicable to the manufacture of SALIVE(TM) to be used in the production of a dietary supplement in the U.S.

     4.3. Patent Infringement Claims. Amarillo will indemnify and hold Natrol and its customers harmless against any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against Natrol or its customers based on any claim that the manufacture of SALIVE(TM) for Natrol infringes any patent or other intellectual property right provided that Natrol shall have first (a) promptly notified Amarillo in writing of any notice to Natrol or institution of any proceeding against it charging such infringement, and (b) at Amarillo's request, give all reasonable assistance in the defense of such claims.

     4.4. FDA Guaranty. All SALIVE(TM) supplied to Natrol, pursuant to this Agreement, will not be, as of the date of delivery, adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, or an article which may not under provisions of said Act, be shipped and/or sold in interstate or foreign commerce.

     4.5. Non-retail Packaging. Amarillo shall make certain that all SALIVE(TM)supplied to Natrol shall be adequately packaged.

     4.6. Exclusivity. Except as permitted by paragraph 1.2 hereof, Amarillo represents and warrants that it shall not sell in the United States of America, U.S. owned territories, or Canada or

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permit any person to sell in the United States of America, U.S. owned territories, or Canada, SALIVE(TM) or any product containing SALIVE(TM) other than to Natrol.

5.   REPRESENTATIONS OF NATROL

     5.1. Defective Product. Natrol shall notify Amarillo in writing of any alleged defects in SALIVE(TM) no later than thirty (30) days from the date of its receipt.

     5.2. Trademark. During the term of this Agreement Natrol shall have the exclusive right and license as well as the obligation, to use the name "SALIVE(TM)" in connection with the sale of products containing SALIVE(TM) and shall use said trademark on the label of products containing the same. Natrol shall have no right after termination of this Agreement to use the name "SALIVE(TM)" or any similar name which may confuse or intend to confuse the general public as a trademark for other than product supplied by Amarillo.

     5.3. Marketing. Natrol agrees to commit a sum equivalent to ten (10%) of net revenues from the sale of products containing SALIVE(TM) to marketing support.

     6.   TERM

     6.1. General. This Agreement shall become effective as of the date hereof and, unless sooner terminated pursuant to the terms hereof, shall continue in effect until December 31, 2005, and thereafter from year to year, unless terminated by either party by notice to the other given not less than ninety
(90) days prior to the end of the initial term or any one year extension thereof.

     6.2  Termination for Cause.

          a. This agreement may be terminated by either party upon material default by a party of its obligations under this Agreement by giving written notice to the defaulting party specifying in detail the facts constituting such material default and specifying a termination date of not less than thirty (30) days following the giving of such notice. Any such termination shall take effect on the date specified unless the other party has remedied such default and has given written notice to the other party specifying in detail the steps taken to effect the remedy.

          b. If either party becomes bankrupt of insolvent during the term of this Agreement, the other party may terminate this Agreement by giving that party written termination notice.

     7.   FURTHER ASSURANCES

     All parties hereto shall do and perform and cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions, contemplated hereby.

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     8.   GENERAL PROVISIONS

     8.1. Entire Agreement. This Agreement, along with all exhibits, comprise the entire agreement between the parties with respect to the subject matter of this Agreement and shall supersede all prior agreements or understandings, oral or written, with respect thereto.

     8.2. Notices. All notices to parties required under this Agreement shall be sent (i) by Overnight Courier Delivery, or (ii) by Facsimile Message if confirmed by phone and by mailing a copy by First Class Mail. All notices required under this Agreement shall be sent to:

If to Amarillo, to:

     Amarillo Biosciences, Inc.
     800 W. Ninth Ave.
     Amarillo, TX 79101-3206
     ATTN:   President
     Fax:

If to Natrol, to:

     Natrol, Inc.
     21411 Prairie
     Chatsworth, CA 91811
     ATTN:   Elliott Balbert
     Fax:   818-739-6011

or, in each case, at such other address as may be specified in writing to the other party.

     8.3. Force Majeure. Neither party hereto shall be responsible for any failure to comply with the terms hereof for the time and to the extent that such failure is due to a cause or causes beyond its responsible control, or could not have been avoided by reasonable diligence. These causes shall include, without limitation, fire, flood, explosions, strike, labor disputes, labor shortages, picketing, lockout, transportation embargo or failure of transportation, inability to secure power, fuel, or other materials required for the production of SALIVE(TM), inability to utilize the full capacity of any facility due to governmental actions, machinery malfunctions, inability to obtain necessary permits, licenses or regulatory approvals, war, riot, civil disturbance or insurrection, epidemics, quarantine restrictions, any action or inaction of any government or agency thereof, or any judicial action. Upon the occurrence of an event of force majeure, the party so affected shall notify the other party specifying in reasonable detail the nature and expected duration of the event of force majeure, and such party will have the right to suspend or reduce deliveries or acceptance during the period of the event of force majeure.


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     8.4. Amendment and Assignment. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties. This Agreement shall be binding upon the respective successors and assigns of the parties. This Agreement may not be assigned by either party without the prior written consent of the other party which consent shall not be unreasonably withheld.

     8.5. Law Governing. This Agreement shall be construed, enforced and performed in accordance with the laws of the State of California, USA, excluding principles of conflicts of law.

     8.6. Language. The English language version of this Agreement shall govern and control any translations of the Agreement into any other language. This Agreement may be executed in several English counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.7. Arbitration. All disputes between the parties in connection with this Agreement shall be finally settled by arbitration. If Natrol requests the arbitration, such arbitration shall take place in the State of Texas. If Amarillo requests the arbitration, the arbitration shall take place in Los Angles, California. In either event, the arbitration shall be conducted under the rules of the American Arbitration Association by one or more arbitrators appointed in accordance with said Rules applying the terms and conditions of this Agreement and consistent provisions of the internal laws of the State of California. Any judgement upon this award may be entered in any court having jurisdiction.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


AMARILLO BIOSCIENCES, INC.              NATROL, INC.

By:  //signature on file//              By:  //signature on file//
   ---------------------------             -------------------------------------

Title: President                        Title: President
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